Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2008, accompanying the consolidated financial statements and schedule included in the Annual Report of Innodata Isogen, Inc. and subsidiaries on Form 10-K/A for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Innodata Isogen, Inc. on Forms S-8 (Registration No. 33-85530, effective October 21, 1994, Registration No. 333-3464, effective April 18, 1996, Registration No. 33-63085, effective September 9, 1998, Registration No. 333-82185, effective July 2, 1999 and Registration No. 333-118506, effective August 24, 2004) and on Forms S-3 (Registration No. 33-62012, effective April 11, 1996, Registration No. 333-91649, effective November 24, 1999 and Registration No. 333-51400, effective December 7, 2000).

/s/ GRANT THORNTON LLP

New York, New York
February 8, 2010